FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
February 4, 2010	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES A 94%

INCREASE IN FOURTH QUARTER NET INCOME

WASHINGTON TOWNSHIP, NJ, February 4, 2010 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of ParkeBank, announces its operating results for the quarter and year ended December 31, 2009.

Parke Bancorp reported net income of $1.7 million for the December 2009 quarter, compared to $874,000 for the quarter ended December 31, 2008, an increase of $824,000 or 94.3%. Net income available to common shareholders was $1.5 million, or $0.36 per diluted common share for the December 2009 quarter, compared to $0.22 for the quarter ended December 31, 2008 for an increase of 63.1%. The following is a recap of certain material pre-tax income and expense events that occurred during the fourth quarter: loan loss provision of $2.1 million and an other-than-temporary-impairment (OTTI) charge related to the collateralized mortgage obligation (CMO) and collateralized debt obligation (CDO) investment portfolios of $191,000.

For the year ended December 31, 2009, net income was $6.1 million compared to $4.2 million for the year ended December 31, 2008, an increase of 43.6%. Net income available to common shareholders was $5.2 million, or $1.29 per diluted common share, compared to $1.05 for the quarter ended December 31, 2008 for an increase of 22.7%. The following is a recap of certain material pre-tax income and expense events that occurred during the year: loan loss provision of $5.3 million and an OTTI charge related to the CMO and CDO investment portfolios of $1.7 million.

At December 31, 2009, Parke Bancorp’s total assets increased to $653.3 million from $602.0 million at December 31, 2008, an increase of $51.3 million or 8.5%.

At December 31, 2009, Parke Bancorp’s total net loans increased to $591.0 million from $539.9 million at December 31, 2008, an increase of $51.1 million or 9.5%. The change reflects an increase in commercial loans of $38.7 million, mortgage loans of $14.6 million and consumer loans of $2.4 million. This change is inclusive of an increase in the allowance for loan losses of $4.6 million.

At December 31, 2009, the Company had $25.5 million in non-performing loans or 3.9% of total assets, an increase from $8.2 million at December 31, 2008. The three largest relationships in non-performing loans are $5.5 million, $4.5 million, and $4.5 million. We are aggressively managing all loan relationships, and where necessary, we will apply our loan work-out experience to protect our collateral position and actively negotiate with borrowers to resolve these non-performing loans. Specific allowances for loan losses have been established in the amount of $3.6 million on non-performing loans totaling $22.7 million.

At December 31, 2009, Parke Bancorp’s allowance for loan losses increased to $12.4 million from $7.8 million at December 31, 2008, an increase of $4.6 million or 59.5%. The ratio of allowance for loan losses to total loans increased to 2.06% at December 31, 2009 from 1.42% at December 31, 2008.

Parke Bancorp’s total investment securities at December 31, 2009, decreased to $31.9 million from $34.4 million at December 31, 2008, a decrease of $2.5 million or 7.2%. For the quarter ended December 31, 2009 Parke Bancorp recognized an OTTI charge of $191,000 on the CMO and CDO portions of the investment portfolio. On a year-to-date basis, an OTTI charge of $1.7 million has been recognized by the Company.

At December 31, 2009 Parke Bancorp’s total deposits increased to $519.4 million from $495.3 million at December 31, 2008, an increase of $24.1 million or 4.9%. The increase consists of the following: savings increased $84.2 million, money market and demand deposits increased $23.9 million, offset by a decrease in certificate of deposits of $4.0 million, and a decrease in brokered deposits of $80.0 million. The decline in brokered deposits is a direct result of the increase in core deposits.

At December 31, 2009, Parke Bancorp’s total borrowings increased to $67.8 million from $61.9 million at December 31, 2008, an increase of $5.9 million or 9.5%.

Parke Bancorp’s total equity increased to $62.0 million at December 31, 2009 from $40.3 million at December 31, 2008, an increase of $21.7 million or 53.8%. The Company was the recipient of $16.3 million in TARP funding on January 30, 2009. This infusion of capital and strong earnings represented the majority of the increase.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and ParkeBank, provided the following statement:

“The economy and specifically the banking industry faced unprecedented challenges in 2009. We are proud that our bank faced those challenges and produced record profits while continuing to maintain very conservative loan loss reserves. I believe we are closer to the end of this “Great

Recession” than the beginning. However, many difficulties remain, including the real estate market and the increased regulatory burden. There are many indicators that support that the real estate market has bottomed out. ParkeBank had over $48.0 million in construction loans repay in 2009. Although there are still many hurdles that remain in our loan portfolio, the progress we have made is significant. We continued to strengthen our allowance for loan losses in 2009 to 2.06%, while maintaining a very low cost efficiency ratio of 33.9%. Our strong growth in retail deposits, which lowered our cost of funds, provided the basis for an improved net interest margin in 2009 and a strong return on equity of 11.8%. Unfortunately, we anticipate that 2010 will continue to be very challenging to the banking industry and ParkeBank. However, we are structured to continue our strong growth and profitability with stringent cost controls and an aggressive approach to our loan portfolio.”

Parke Bancorp, Inc. was incorporated in January 2005 while ParkeBank commenced operations in January 1999. Parke Bancorp and ParkeBank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. ParkeBank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. ParkeBank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. ParkeBank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	December 31, 2009	December 31, 2008	% Change
	(in thousands)
Total Assets	$653,333	$601,952	8.5%
Cash and cash equivalents	4,154	7,270	-42.9%
Investment securities	31,929	34,412	-7.2%
Loans, net	590,997	539,883	9.5%
Deposits	519,448	495,327	4.9%
Borrowings	67,831	61,943	9.5%
Shareholders’ equity	61,973	40,301	53.8%

Operating Ratios
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Return on average assets	0.89%	0.59%	0.81%	0.79%
Return on average common equity	12.10%	8.82%	11.82%	11.03%
Interest rate spread	4.07%	3.10%	3.70%	2.97%
Net Interest margin	4.34%	3.44%	3.97%	3.36%
Efficiency ratio	30.86%	36.49%	33.88%	36.80%

Asset Quality Data
	December 31, 2009	December 31, 2008
	(in thousands)
Allowance for loan losses	$12,404	$7,777
Allowance for loan losses to total loans	2.06%	1.42%
Non-accrual loans	$25,452	$8,223
Repossessed assets	$0	$972

Statements of Income Data
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(in thousands)
Interest and dividend income	$10,287	$9,818	$40,395	$36,909
Interest expense	3,299	4,842	15,734	19,291
Net interest income	6,988	4,976	24,661	17,618
Provision for loan losses	2,100	544	5,300	2,063
Net interest income after provision for loan losses	4,888	4,432	19,361	15,555
Non-interest income (loss)	291	(1,052)	(540)	(1,251)
Non-interest expense	2,305	1,918	8,757	7,209
Income before income taxes	2,874	1,462	10,064	7,095
Provision for income taxes	1,176	588	3,964	2,848
Net income	1,698	874	6,100	4,247
Preferred stock dividend and discount	245	0	899	0
Net income available to common shareholders	1,453	874	5,201	4,247

Basic income per common share	0.36	0.23	1.29	1.13
Diluted income per common share	0.36	0.22	1.29	1.05

Weighted shares - basic	4,033,138	3,760,695	4,031,355	3,746,447
Weighted shares - diluted	4,048,586	3,972,727	4,036,960	4,038,258